EXHIBIT 10.71

November 1, 2003

Mr. Charles J. Vaughan

280 North Bernardo Avenue

Mountain View, CA 94043

Dear Chuck:

On behalf of the Board of Directors (the “Board”) of Pinnacle Systems, Inc. (the “Company”), I am pleased to offer you the position of interim President and Chief Executive Officer. Your position with the Company pursuant to the terms and conditions of this letter will commence on November 1, 2003. While employed, you will report to the Board. You will also continue to serve as a member of the Board, subject to any required Board and/or shareholder approval.

While employed by the Company, you will receive as compensation for your services an annual salary of three hundred and ninety-five thousand dollars ($395,000). Your salary will be paid periodically in accordance with normal Company payroll practices and be subject to the usual, required withholding. As an employee, you will also be eligible to participate in the employee benefit plans currently and hereafter maintained by the Company of general applicability to other senior executives of the Company, including, without limitation, the Company’s group medical, dental, vision, disability and life insurance plans. The Company reserves the right to cancel or change the benefit plans and programs it offers to its employees at any time. However, since your role will be an interim one, you will not be included in the management bonus program.

It will be recommended to the Company’s Board of Directors that the Company grant you an option to purchase 90,000 shares of the Company’s Common Stock at a price per share equal to the fair market value per share of the Common Stock on the date of grant, as determined by the Company’s Board of Directors. The shares subject to the option will vest monthly over the 6 months after the date your vesting begins in equal monthly amounts subject to your continuing employment with the Company; provided, however, that if your employment with the Company is terminated by the Company other than for Cause (as defined below), then all of the unvested shares subject to the option will immediately become vested and exercisable in full upon such termination. This option grant will be subject to the terms and conditions of the Company’s 1996 Stock Option Plan and Stock Option Agreement, including vesting requirements. No right to any stock is earned or accrued until such time that vesting occurs, nor does the grant confer any right to continue vesting or employment.

For purposes of this letter, “Cause” is defined as (i) an act of material dishonesty made by you in connection with your responsibilities as an employee of the Company, (ii) your conviction of, or plea of nolo contendere to, a felony, or (iii) your gross misconduct.

The Company will pay or reimburse you for reasonable travel, entertainment or other expenses incurred by you in the furtherance of or in connection with the performance of your duties hereunder in accordance with the Company’s established policies.

The Company is excited about your joining and looks forward to a beneficial and productive relationship. Nevertheless, you should be aware that your employment with the Company is for no specified period and constitutes at-will employment. As a result, you are free to resign at any time, for any reason or for no reason. Similarly, the Company is free to conclude its employment relationship with you at any time, with or without cause, and with or without notice.

You agree to maintain the confidentiality of all confidential and proprietary information of the Company and will enter into the Confidential Information and Inventions Assignment Agreement effective as of November 1, 2003 (the “Confidential Information Agreement). Further, you agree not to actively engage in any other employment, occupation or consulting activity for any direct or indirect remuneration without the prior approval of the Board.

This letter, the documents incorporated herein by reference and the Confidential Information Agreement represent the entire agreement and understanding between you and the Company concerning your employment relationship with the Company, and supersede in their entirety any and all prior agreements and understandings concerning your employment relationship with the Company, whether written or oral.

The terms of this letter may only be amended, canceled or discharged in writing signed by you and the Company. This letter will be governed by the internal substantive laws, but not the choice of law rules, of the State of California.

In the event that any provision hereof becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable, or void, this letter will continue in full force and effect without such provision.

To indicate your acceptance of the Company’s offer, please sign and date this letter in the space provided below. A duplicate original is enclosed for your records.

Sincerely,

PINNACLE SYSTEMS, INC.

/s/ L. William Krause

L. William Krause Director, Chairman, Compensation Committee Pinnacle Systems, Inc.

ACCEPTED AND AGREED TO:	Date:

/s/ Charles J. Vaughan	November 1, 2003

Charles J. Vaughan